                                                             Exhibit 4(a)


          The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under such Act and such laws or an exemption from registration under such Act and such laws which, in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to counsel for this corporation, is available.


                          SERIES __ WARRANT AGREEMENT

     This Agreement (the "AGREEMENT") dated as of ____________ between GDC Group, Inc., a Colorado corporation (the "COMPANY" and the "WARRANT AGENT") and the persons making loans to GDC Enviro-Solutions, Inc. ("GDC Solutions") during the period January 30, 1997 through the date hereof.


                             W I T N E S S E T H:
                             - - - - - - - - - -


     WHEREAS, GDC Solutions has entered into loan agreements during the period January 30, 1997 through the date hereof pursuant to which GDC Solutions has borrowed certain amounts from the lenders (the "Loan");

     WHEREAS, in consideration for and as a condition to the lenders making the Loan, GDC Solutions has agreed to cause the Company to issue to the lenders Series __ Warrants to purchase Common Stock of the Company (the "WARRANT SHARES");

     WHEREAS, the Company desires to provide for the issuance of certificates representing the Series __ Warrants (a "SERIES __ WARRANT CERTIFICATE" or collectively the "SERIES __ WARRANT CERTIFICATES");

     WHEREAS, the Company desires, at least initially, to act as its own warrant agent in connection with the issuance, registration, transfer and exchange of Series __ Warrant Certificates and the exercise of the Series __ Warrant;

     NOW, THEREFORE, in consideration of the above and foregoing premises and the mutual promises and agreements hereinafter set forth, it is agreed that:

     1.   SERIES __ WARRANT CERTIFICATES.
          ------------------------------

          (a) Each Series __ Warrant shall entitle the holder (the "REGISTERED HOLDER" or in the aggregate, the "REGISTERED HOLDERS") in whose name the certificate shall be registered on the books maintained by the Company to purchase one (1) share of Common Stock on the exercise thereof, subject to modification and adjustment as provided in Section 9 hereof. Series __ Warrant Certificates shall be executed by the Company's Chairman, President or Senior Vice President and attested to by the Company's Secretary.

          (b) Subject to the provisions of Sections 3, 5, and 7 hereof, the Company shall deliver one or more Series __ Warrant Certificates in required whole number denominations to the Registered Holders in connection with any transfer or exchange permitted under this Agreement. Except as provided in
Section 7 hereof, no certificates shall be issued except (i) certificates initially issued hereunder, (ii) certificates issued on or after their initial issuance date upon the exercise of any Warrant to evidence the unexercised Series __ Warrants held by the exercising Registered Holder and (iii) Series __ Warrant certificates issued after their initial issuance date, upon any transfer or exchange of certificates or replacements of lost or mutilated certificates.

     2.   FORM AND EXECUTION OF SERIES __ WARRANT CERTIFICATES.
          ----------------------------------------------------

          (a) The Series __ Warrant certificates shall be dated the date of their issuance, whether on initial transfer or exchange or in lieu of mutilated, lost, stolen or destroyed certificates. The form of Series __ Warrant certificate is annexed hereto as "Exhibit A."

          (b) Each Series __ Warrant certificate shall be numbered serially in accordance with the Common Stock initially attached thereto. Each Series __ Warrant certificate representing shall have set forth thereon the designation "W__."

          (c) The Series __ Warrant Certificates shall be manually signed on behalf of the Company by a proper officer thereof and shall not be valid for any purpose unless so signed. In the event any officer of the Company who executed certificates shall cease to be an officer of the Company such certificates may be issued and delivered by the Company or transferred by the Registered Holders with the same force and effect as though the person who signed such certificate had not ceased to be an officer of the Company; and any certificate signed on behalf of the Company by any person, who at the actual date of the execution of such certificate was a proper officer of the Company, shall be proper notwithstanding that at the date of execution of this Agreement any such person was not such an officer.

     3.   EXERCISE.
          --------

          (a)  Subject to the provisions of Sections 5 and 9 hereof, the Series
__ Warrants, as they may be adjusted as set forth herein, may be exercised at a price (the "WARRANT EXERCISE PRICE") of $____ per share of Common Stock subject to adjustment, in whole or in part at any time during the period (the "WARRANT EXERCISE PERIOD") commencing on the date hereof and terminating on the date four years after effectiveness of the Initial Registration Statement (as defined in the Registration Rights Agreement between the Company and the Holders of even date herewith (the "REGISTRATION RIGHTS AGREEMENT")), unless extended by a majority vote of the Board of Directors for such length of time as they, in their sole discretion, deem reasonable and necessary); provided, however, that
                                                       --------  -------
if the Common Stock underlying the Warrants are not subject to an effective registration for an aggregate of 450 days within two years from November 8, 1996 (said date being the final closing date of a certain private placement of the Company's securities), then the remaining exercise period of the Warrants shall be tolled until the Common Stock underlying the Warrants shall have been subject to an effective registration for an aggregate of 450 days, and (iii) in no event shall the Series __ Warrants terminate solely by reason of time (i.e., expiration) unless a registration statement covering the Warrant Shares shall have then been in effect for 45 days prior to such termination. The termination date of the Series __ Warrants is referred to herein as the "Warrant Expiration Date."

          (b) Each Series __ Warrant shall be deemed to have been exercised immediately prior to the close of business on the date (each, an "EXERCISE DATE") of the surrender for exercise of the Series __ Warrant certificate. The exercise form shall be executed by the Warrant Holder thereof or his attorney duly authorized in writing and shall be delivered together with payment to the Company at its corporate offices located at 1580 Lincoln, Suite 1125, Denver, Colorado 80203 (the "CORPORATE OFFICE"), or at any such other office or agency as the Company may designate, in cash or by official bank or certified check, of an amount equal to the aggregate Exercise Price, in lawful money of the United States of America.

          (c) Unless Warrant Shares may not be issued as provided herein, the person entitled to receive the number of Warrant Shares deliverable on exercise shall be treated for all purposes as the holder of such Warrant Shares as of the close of business on the Exercise Date. The Company shall not be obligated to issue any fractional share interest in Warrant Shares issuable or deliverable on the exercise of any Series __ Warrant or scrip or cash therefore and such fractional shares shall be of no value whatsoever.

          (d) Within ten days after the Exercise Date and in any event prior to the Warrant Expiration Date, the Company, at its own expense, shall cause to be issued and delivered to the person or persons entitled to receive the same, a certificate or certificates in the name requested by the Warrant holder for the number of Warrant Shares deliverable on such exercise. No adjustment shall be made in respect of cash dividends on Warrant Shares delivered on exercise of any Series __ Warrant. All shares of Common Stock or other securities delivered upon the exercise of the Series __ Warrants shall be validly issued, fully paid and non-assessable.

          (e) The Series __ Warrants shall not entitle the holder thereof to any of the rights of shareholders or to any dividend declared on the Common Stock unless such holder or holders shall have exercised the Series __ Warrants prior to the record date fixed by the Board of Directors for the determination of holders of Common Stock entitled to such dividends or other rights.

     4.   REGISTRATION RIGHTS.
          -------------------

          The holders of Series __ Warrants shall have the registration rights under the Securities Act of 1933, as amended (the "ACT"), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "COMMISSION"), provided for in the Registration Rights Agreement. The Registration Rights Agreement is incorporated herein by this reference in its entirety as if fully set forth herein.

     5.   RESERVATION OF SHARES AND PAYMENT OF TAXES.
          ------------------------------------------

          (a) The Company covenants that it shall at all times reserve and have available from its authorized Common Stock such number of shares as shall then be issuable on the exercise of all outstanding Series __ Warrants. The Company covenants that all Warrant Shares shall be duly and validly issued, fully paid and non-assessable, and shall be free from all taxes, liens and charges with respect to the issuance thereof.

          (b) No Series __ Warrants may be exercised by the Registered Holder, nor may any Warrant Shares be issued or delivered by the Company unless on the Exercise Date (i) there is an effective registration statement covering the issuance of the securities being acquired under the Act and applicable "Blue Sky" statutes; or (ii) an exemption is available from registration thereunder.

          (c) The Company shall pay all documentary, stamp or similar taxes and other government charges that may be imposed with respect of the issuance of the Series __ Warrants, and/or the issuance, transfer or delivery of any Common Stock constituting the Warrant Shares on the exercise or redemption of the Series __ Warrants. In the event the Common Stock constituting the Warrant Shares are to be delivered in a name other than the name of the Registered Holder of the certificate, no such delivery shall be made unless the person requesting the same has paid to the Company the amount of any such taxes, charges, or transfer fees incident thereto.

     6.   REGISTRATION OF TRANSFER.
          ------------------------

          (a) The Series __ Warrant certificates may, subject to provisions of the Federal Securities Laws, be transferred in whole or in part. Certificates to be exchanged shall be surrendered to the Company at its Corporate Office. The Company shall execute, issue and deliver in exchange therefor the Series __ Warrant certificates that the holder making the transfer shall be entitled to receive.

          (b) The Company shall keep transfer books at its Corporate Office which shall register certificates and the transfer thereof. On due presentment for registration of transfer of any certificate at the Corporate Office, the Company shall execute, issue and deliver to the transferee or transferees a new certificate or certificates representing an equal aggregate number of securities. All such certificates shall be duly endorsed or be accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Company. The established transfer fee for any registration of transfer of certificates shall be paid by the Warrant Holder or the person presenting the certificate for transfer.

          (c) Prior to due presentment for registration or transfer thereof, the Company may treat the Registered Holder of any certificate as the absolute owner thereof (notwithstanding any notations of ownership or writing thereon made by anyone), and the parties hereto shall not be affected by any notice to the contrary.

     7.   LOSS OR MUTILATION.
          ------------------

          On receipt by the Company of evidence satisfactory as to the ownership of and the loss, theft, destruction or mutilation of any Series __ Warrant certificate, the Company shall execute and deliver in lieu thereof a new certificate representing an equal number of Series __ Warrants. In the case of loss, theft or destruction of any certificate, the individual representing reissuance of a new certificate shall be required to indemnify the Company and also to post an open-penalty insurance or indemnity bond. In the event a certificate is mutilated, such certificate shall be surrendered and canceled by the Company prior to delivery of a new certificate. Applicants for a new certificate shall also comply with such other regulations and pay such other reasonable charges as the Company may prescribe.

     8.   REDEMPTION.  The Series __ Warrants may not be redeemed without the
          ----------
written consent of the Warrant Holder.

     9.   ADJUSTMENT OF INITIAL EXERCISE
          PRICE AND NUMBER OF SHARES PURCHASABLE.
          --------------------------------------

          For purposes hereof, the term "INITIAL EXERCISE PRICE" shall mean, with respect to the Series __ Warrants, $____. The Initial Exercise Price and the number of shares of Common Stock purchasable pursuant to the Series __ Warrants shall be subject to adjustment from time to time as hereinafter set forth in this Section 9; provided, however, that no adjustment shall be made
                         --------  -------
unless by reason of the happening of any one or more of the events hereinafter specified, the Exercise Price then in effect shall be changed by one percent or more, but any adjustment that would otherwise be required to be made but for this provision shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with any adjustment or adjustments so carried forward, amounts to one percent or more.

          (A) ADJUSTMENT TO EXERCISE PRICE; FAILURE TO REGISTER. The exercise price of the Series __ Warrants shall be automatically and permanently reduced by $.07 per share each if (i) the Initial Registration Statement (as defined in the Registration Rights Agreement) has not become effective on or prior to that date which is 270 days from November 8, 1996,(ii) the Commission shall have issued a stop order suspending the effectiveness of the Initial Registration Statement and the number of days stop orders have been in effect, together with the number of days a notice under Section

4.1(d) of the Registration Rights Agreement has been issued or required to be issued, exceeds 180 days, or (iii) (A) the Company for the third time, notifies or is required to notify the holders of the Warrants pursuant to Section 4.1(d) of the Registration Rights Agreement, or (B) a notice under such Section 4.1(d) is effective or required to be effective at a time when the aggregate number of days for which all such notices issued or required to be issued pursuant to such
Section 4.1(d) have been, or were required to be, if effect, exceeds 180 days (270 from November 8, 1996 in the case of clause (i), or the date the third notice is sent or required to be sent or the date on which the 180-day limit is exceeded in the case of clause (ii) or (iii), is each referred to herein as an "EVENT DATE"). Additionally, the Exercise Price of each Series __ Warrant then outstanding shall be subject to further downward adjustment in the amount of $.07 each on the same day of each month following the initial Event Date (or, if there is no numerically corresponding day in any such subsequent month, then on the last day of such applicable subsequent month) until the Registration Statement becomes effective; provided, however, that such adjustments will, in
                             --------  -------
each case, cease to accrue on the date which (x) the Initial Registration Statement is declared effective, with respect to the adjustments for failure to be declared effective by that date which is 270 days from November 8, 1996, (y) the Initial Registration Statement is no longer subject to an order suspending the effectiveness thereof, with respect to adjustments for the failure to remain effective or (z) a notice issued, or required to be issued, pursuant to Section 4.1(d) is no longer effective or required to be effective, with respect to adjustments payable pursuant to clause (iii) above. In no event shall the Series
__ Warrant exercise price be adjusted below $1.00 solely due to this provision.

          (B) ADJUSTMENT OF EXERCISE PRICE IN THE EVENT OF STOCK DIVIDENDS, STOCK SPLITS AND REVERSE STOCK SPLITS. In the case the Company shall at any time issue Common Stock or securities convertible into Common Stock by way of dividend or other distribution on any stock of the Company or effect a stock split or reverse stock split of the outstanding shares of Common Stock, the exercise price then in effect shall be proportionately decreased in the case of such issuance (on the day following the date fixed for determining shareholders entitled to receive such dividend or other distribution) or decreased in the case of such stock split or increased in the case of such reverse stock split (on the day that such stock split or reverse stock split shall become effective), by multiplying the Exercise Price in effect immediately prior to the stock dividend, stock split or reverse stock split by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such stock dividend, stock split or reverse stock split, and the denominator of which is the number of shares of Common Stock outstanding immediately after such stock dividend, stock split or reverse stock split.

          (C) ANTI-DILUTION PROVISIONS. Subject to the terms specified herein, in case the Company shall at any time or from time to time issue any shares of Common Stock (other than shares issued as a stock dividend as provided in Section 9(e) or as specified in Section 9(f)) for a consideration per share (the

"ISSUE PRICE") less than $____ per share, then, forthwith upon such issue, the Exercise Price at such time shall (until another such issue) be reduced by the difference between $____ and the Issue Price (but in no event shall such amount be reduced to a price below the par value for the Common Stock then obtaining, calculated to the nearest cent) determined in accordance with clause 1 through 5 of this Section 9(c), if applicable, and the number of shares of Common Stock purchasable hereunder shall be increased to a number determined by dividing (i) the number of shares purchasable hereunder immediately prior to such issue, multiplied by the Exercise Price hereunder in effect immediately prior to such issue, by (ii) the Exercise Price hereunder in effect immediately after the foregoing adjustment. For the purpose of this Section 9(c), the following provisions shall also be applicable:

          (1) In case the Company shall in any manner offer any rights to subscribe for or to purchase shares of Common Stock or grant any options for the purchase of such shares at a price less than the Initial Exercise Price, all shares which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall, subject to the provisions of clause (3) hereof, be deemed to be issued as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares covered thereby, plus the cash consideration, if any, received by the Company for such rights or options, shall be deemed to be the Issue Price for the issue of such shares.

          (2) In case the Company shall in any manner issue any stock or obligations directly or indirectly convertible into or exchangeable for shares of Common Stock and the price per share for which shares are deliverable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company in consideration for the issue of such stock or obligations, plus the total amount of premiums, if any, payable to the Company upon conversion or exchange, by (ii) the total number of shares necessary to effect the conversion or exchange of all such stock or obligations) shall be less than $____, then such issue shall, subject to the provisions of clause (3) hereof, be deemed to be an issue (as of the date of issue of such stock or obligations) of the total maximum number of shares of Common Stock necessary to effect the exchange or conversion of all such stock or obligations, and the amount received or receivable by the Company in consideration for the issue of such stock or obligations, plus the minimum aggregate amount of premiums, if any, payable to the Company upon exchange or conversion, shall be deemed to be the Issue Price (as of the date of the issue of such stock or obligations) for the issue of such shares.

          (3) On the expiration of any options or rights, or the termination of any right to convert or exchange, in respect of which any adjustments shall have been made pursuant to clause (1) or clause (2) of this Section 9(c), the Exercise Price and number of shares purchasable hereunder that are in effect immediately prior to the time of such expiration or termination shall forthwith be adjusted to such Exercise Price and number of shares as would have been obtained had the adjustments made upon the issue of such options, rights, or convertible or exchangeable stock or obligations been made only upon the exercise, if any, of such options or rights or upon the conversion or exchange, if any, of such stock or obligations.

          (4) In the case of an issue of additional shares of Common Stock for cash, the Issue Price shall be deemed to be the cash proceeds received for such shares, excluding cash received on account of accrued interest or accrued dividends.

          (5) The term "issue" shall be deemed to include the sale or other disposition of shares held in the treasury of the Company.

          (6) No adjustment to the Exercise Price shall be made pursuant to this section 9(c) for Common Stock or other securities issued by the Company in connection with any of the following: (i) acquisitions by the Company of all or a majority of the outstanding shares or voting interests in another entity ("FUTURE ACQUISITIONS"); (ii) the exercise of any option or warrant or upon the conversion of any securities described in the Company's Confidential Private Placement Memorandum dated August 8, 1996, as supplemented (the "Memorandum");
(iii) the exercise or issuance of the Placement Agent's Warrants, and the Series A Warrants, the Series B Warrants, the Series C Warrants and the Series D Warrants, and the shares of common stock underlying the Placement Agent's Warrants, the Series A Warrants, the Series B Warrants, the Series C Warrants and the Series D Warrants, all of which are described in the Memorandum; (iv) the exercise or issuance of any option issued to the Company's officers, directors or employees pursuant to a stock option plan duly adopted by the Company's Board of Directors and approved by the Company's shareholders; (v) the issuance of options or other rights to acquire up to 200,000 shares (in the aggregate) of Common Stock to any person currently serving, or person subsequently elected, as an officer or director of the Company, excluding Harry Conger and James Muzzy; (vi) financing by an institutional lender and (vii) the exercise or issuance of Series __ Warrants whether currently outstanding or outstanding in the future.

          (D) RIGHT TO REDUCE EXERCISE PRICE. The Company shall have the right to reduce the Series __ Warrant Exercise Price at any time and from time to time that such appears in the Company's best interests to do so.

          (E)  INTENTIONALLY DELETED.

          (F) SUBDIVISION OR COMBINATIONS. In case the Company shall at any time change as a whole, by subdivision or combination in any manner or by the making of a stock dividend, the number of outstanding shares of Common Stock into a different number of shares, with or without par value, (i) the number of shares of Common Stock which immediately prior to such change the Warrant Holders shall have been entitled to purchase pursuant to this Agreement shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease, respectively, in the number of shares outstanding immediately prior to such change, and (ii) the Exercise Price in effect immediately prior to such change shall be increased or decreased, as the case may be, in inverse proportion to such increase or decrease in the number of such shares outstanding immediately prior to such change.

          (G) OUTSTANDING SHARES. For the purpose of Sections 9(c) and 9(d), the number of shares of Common Stock outstanding at any given time shall not include shares in the treasury of the Company but shall include the aggregate number of shares deliverable in respect of the rights and options referred to in clause (1) of Section 9(c), or the convertible or exchangeable stock or obligations referred to in clause (2) of Section 9(c), such number to be determined in each case as provided therein, without giving effect to clause (6) of Section 9(c).

          (H)  TERMINOLOGY OF "SHARES".  Whenever reference is made in this
Section 9 to the issue or sale of shares of Common Stock, or simply shares, such term shall mean any stock of any class of the Company other than preferred stock with a fixed limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company. The shares issuable upon exercise of the Warrants shall, however, be shares of Common Stock of the Company, with a par value of $0.02, as constituted at the date hereof, except as otherwise provided herein.

          (I) REORGANIZATION; ASSETS SALES; ETC. In case of any capital reorganization or any reclassification of the capital stock of the Company or in case of a non-surviving combination or a disposition of the assets of the Company other than in the ordinary course of the Company's business, the Warrant Holders shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, reclassification, non-surviving combination or disposition that appropriate provision shall be made so that such Warrant Holder shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property receivable in such transaction by a holder of the number of shares of Common Stock of the Company into which this Agreement entitled the holder to purchase immediately prior to such capital reorganization, reclassification of capital stock, non-surviving combination or disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Section 9 with respect to rights and interests thereafter or the holder to the end that the provisions of this
Section 9 shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter purchasable upon the exercise of a Series __ Warrant.

          (J) OPTIONS; ETC. In the event the Company shall distribute to any holder of shares of Common Stock as a class evidences of indebtedness or rights, options or warrants or other securities exercisable or convertible into or exchangeable for shares of Common Stock, the Warrant Holders shall receive, upon exercise, against payment of the Exercise Price therefor, but without further consideration, the indebtedness or securities which would be receivable in such transaction by a holder or holders of the number of shares of Common Stock into which the Warrant, as applicable, entitled the holder thereof to purchase immediately prior to such distribution.

          (K) ADJUSTMENT STATEMENT. Whenever the Exercise Price is adjusted as herein provided, the Company shall forthwith deliver to each Warrant Holder a statement signed by the President or Senior Vice President of the Company and by its Treasurer or Secretary stating the adjusted Exercise Price and number of shares for which such Warrant is exercisable, determined as specified herein. The statement shall show in detail the facts requiring such adjustment, including a statement of the consideration received by the Company for any additional stock issued.

          (L)  PRIOR NOTICE TO WARRANT HOLDERS.  In the event that at any time:

               (1) The Company shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

               (2) The Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights; or

               (3) The Company shall effect any capital reorganization or any reclassification of or change in the outstanding capital stock of the Company (other than a change in par value, or a change from par value to no par value, or a change from no par value to par value, or a change resulting solely from a subdivision or combination of outstanding shares), or any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of its property, assets, business and goodwill as an entirety, or the liquidation, dissolution or winding up of the Company; or

               (4) The Company shall declare a dividend upon its Common Stock payable otherwise than out of earnings or earned surplus or otherwise than in shares or any stock or obligations directly or indirectly convertible into or exchangeable for shares;

then, in any such event, the Company shall cause at least thirty (30) days' prior written notice to be mailed to each Warrant Holder at the address of such holder shown on the books of the Company. The notice shall also specify the date on which the books of the Company shall close or a record be taken for such stock dividend, distribution or subscription rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding up, or dividend, as the case may be, shall take place, and the date of participation therein by the holders of shares of Common Stock if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the rights of the holder.

          (M) DISPUTES. In the event that there is any dispute as to the computation of the Exercise Price or the number of shares of Common Stock required to be issued upon the exercise of the Warrants, the Company will retain an independent and nationally recognized accounting firm to conduct an audit of the computations pursuant to the terms hereof involved in such dispute, including the financial statements or other information upon which such computations were based. The determination of such nationally recognized accounting firm shall, in the absence of manifest error, be binding. If there shall be a dispute as to the selection of such nationally recognized accounting firm, such firm shall be appointed by the American Institute of Certified Public Accountants ("AICPA") if willing, otherwise the American Arbitration Association ("__A"). If the Exercise Price or number of shares of Common Stock as determined by such accounting firm is one percent or more higher or lower than the calculations thereof computed by the Company, the expenses of such accounting firm and, if any, off AICPA and __A, shall be borne completely by the Company. In all other cases, they shall be borne by the complaining Warrant Holders, as applicable.

          (N) CORPORATE ACTION. Before taking any action which would cause an adjustment reducing the Exercise Price below the then par value of the shares of Common Stock issuable upon exercise of the Series __ Warrants, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Exercise Price.

     10.  NOTICES.
          -------

          All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or by confirmed telex, telegram, facsimile transmission or cable to, in the case of the Company:

               GDC Group, Inc.
               1580 Lincoln, Suite 1125
               Denver, Colorado 80203
               Attn: James Muzzy
               (303) 863-1869

and if to the Warrant Holder at the address of such holder as set forth on the books maintained by or on behalf of the Company.

     11.  BINDING AGREEMENT.
          -----------------

          This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Holders. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose on any other person any duty, liability or obligation.

     12.  FURTHER INSTRUMENTS.
          -------------------

          The parties shall execute and deliver any and all such other instruments and take any and all other actions as may be reasonably necessary to carry out the intention of this Agreement.

     13.  SEVERABILITY.
          ------------

          If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable, or inoperative for any reason by any court of competent jurisdiction, government authority or otherwise, such holding, declaration or pronouncement shall not affect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms, and the effect of such holding, declaration or pronouncement shall be limited to the territory or jurisdiction in which made.

     14.  WAIVER.
          ------

          No delay or failure on the part of any party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement.

     15.  RELEVANT MARKETS.
          ----------------

          For the purposes of this Agreement, it is assumed that the Common Stock is quoted on the National Association of Securities Dealers, Inc. NASDAQ Small Cap market ("NASDAQ SMALL CAP"), however, in the event the Common Stock is:

          (a) listed on NASDAQ, NASDAQ Small Cap, a national securities exchange or admitted to unlisted trading privileges on such exchange, the price of the Common Stock to be determined during any applicable 30 day trading period shall be the last reported sale price of the Common Stock on such exchange; or

          (b) not quoted on the Bulletin Board listed or admitted to unlisted trading privileges, the price of the Common Stock to be determined during any applicable 30 day trading period shall be the high closing bid as reported on the "pink sheets" by the National Daily Quotation Bureau, Inc.

     16.  AMENDMENTS AND WAIVERS.
          ----------------------

          Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of record owners of at least a majority in number of shares of Restricted Registrable Securities then outstanding affected by such amendment, modification, supplement, waiver or departure. Such amendment, modification or supplement, waiver or departure, if consented to in writing by such majority of holders, shall thereby amend, modify or supplement, waive or act to consent to departure from the Series __ Warrant Agreement of all such holders of Series __ Warrants.

     17.  GENERAL PROVISIONS.
          ------------------

          THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK. This Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing by the party against which such amendment, modification, waiver or discharge is sought to be enforced. The headings of this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first set forth above.

                                    GDC GROUP, INC.



                                    By:  __________________________
                                         Harry Conger, President

[CORPORATE SEAL]



ATTEST:   _______________________
          James Muzzy, Secretary

                                    WARRANT HOLDERS:

                                    By:  GDC Group, Inc., as
                                         attorney-in-fact



                                         By:______________________
                                            James Muzzy, Secretary

                                   EXHIBIT A
                                   ---------


          The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under such Act and such laws or an exemption from registration under such Act and such laws which, in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to counsel for this corporation, is available.


                         SERIES __ WARRANT CERTIFICATE

                                GDC GROUP, INC.


Warrant No. W__-                     No. of Series __ Warrants:

     This certifies that, for value received and subject to the terms and conditions set forth herein, __________________ or his registered assign (the "WARRANT HOLDER") is the registered holder of _____________________ (______) Series __ Warrants.

     1. EXERCISE. The warrants evidenced hereby ("SERIES __ WARRANTS"), as they may be adjusted from time to time, may be exercised at a price of $____ per Warrant to acquire one (1) share of the common stock of GDC Group, Inc. which is with par value of $0.02 (the "COMMON STOCK" and the "COMPANY," respectively). (The shares of Common Stock acquirable upon exercise hereof is referred to herein as "SHARES" ) If, at the time of any exercise of this Series __ Warrant, the Shares deliverable upon exercise of such Warrant shall not be registered under the Securities Act, the Company may require, as a condition of allowing such exercise, that the holder or transferee of such Warrant, furnish to the Company an opinion of counsel of recognized standing in securities law, to the effect that such exercise may be made without registration under the Securities Act, provided that subject to receipt of the aforementioned opinion, the exercise of the Warrant shall at all times be within the control of such holder or transferee, as the case may be, and, if required by the Company, by written representation that the Shares being acquired by the exercise of the Warrant are being purchased for investment and not for distribution; acknowledging that such Shares have not been registered under the Securities Act of 1933, as amended (the "1933 ACT"); and agreeing that such Shares may not be sold or transferred unless there is an effective Registration Statement for them under the 1933 Act, or in the opinion of counsel to the Company such sale or transfer is not in violation of the 1933 Act. No fractional shares may be acquired upon exercise hereof.

     2. TERM OF WARRANT. This Series __ Warrant may be exercised at any time and from time to time in whole or in part commencing on the date hereof and terminating at 5:00 P.M. on the date which is four years after the effectiveness of the Initial Registration Statement (defined in the Registration Rights Agreement between the Company and the Warrant Holder of even date herewith).

     3. ADJUSTMENT OF EXERCISE PRICE. The number of Shares purchasable upon exercise of this Series __ Warrant is subject to adjustment if the Company shall, prior to exercise of any Series __ Warrants, effect one or more stock splits, stock dividends or other increases or reductions in the number of shares of Common Stock outstanding in certain circumstances. No such anti-dilution provisions shall apply in the event of a merger, acquisition or consolidation should any of these events occur prior to the exercise of the Series __ Warrants; provided, however, that the price negotiated for the sale of any Shares of Common Stock issuable upon such event is not less than $____. Further, certain additional conditions apply which may result in the reduction of the exercise price of the Warrants, including, but not limited to, the following: if the Company has not succeeded in having a registration statement declared effective prior to the date which is 270 days from November 8, 1996 (such date being the date of the final closing of a certain private placement of the Company's securities); then the exercise price shall be permanently and automatically reduced by $.07 on such date and again each month thereafter until such registration statement is declared effective; provided, however, that the exercise may not be reduced below $1.00 solely as a result of a delay in registration.

     4. REDEMPTION. These Warrants may not be redeemed without the written consent of the Warrant Holder.

     5. RESERVATION OF COMMON STOCK. The Company agrees that the number of Shares of Common Stock sufficient to provide for the exercise of the Series __ Warrants upon the basis set forth herein will at all times during the term of this Series __ Warrant be reserved for the exercise hereof.

     6.   MANNER OF EXERCISE.

          (a) Exercise may be made of all or any part of the Series __ Warrants by surrendering this certificate, with the purchase form to be provided by the Company, duly executed by the Warrant Holder or by the Warrant Holder's duly authorized attorney, plus payment of the exercise price therefor in cash (subject to subsection (b) below) at the office of the Company or its designated assign.

          (b) If at the time of exercise of this Warrant, the then current Market Price of the Common Stock as determined under subsection (c) below exceeds the exercise price of the Warrant on a date specified by the Warrant Holder which shall be no more than ten (10) trading days prior to the date of exercise of this Warrant (the "Current Market Price"), the Holder may exercise this Warrant by surrendering it, with the purchase form to be provided by the Company, with no cash payment. The Holder and the Company agree that in such event the Warrant shall have a value to be applied towards the Exercise Price upon the Warrant's exercise equal to the amount by which the Current Market Price of the Common Stock exceeds the exercise price of the Warrant multiplied by the number of Shares issuable upon such exercise. The number of Shares actually issued to the Warrant Holder upon such exercise, before giving effect to any adjustments required under this Warrant, shall be the number of Warrants tendered times a fraction the numerator of which is the current Market Price of the Common Sock less the Exercise Price and the denominator of which is the current Market Price of the Common Stock. The result shall be rounded up or down to the nearest whole number of shares.

          As used herein, the current market price ("Market Price") per share at any date shall be:

          (a) if the principal trading market for the Common Stock is NASDAQ NMS, NASDAQ Small Cap, OTC Bulletin Board, or a national securities exchange or admitted to unlisted trading privileges on such exchange, the last reported sale price (or closing price if there is no last reported sale price) of the Common Stock on such market or exchange on such measuring date; or

          (b) if the Common Stock is not quoted on any of the foregoing markets or exchanges (or admitted to unlisted trading privileges), or if there is no reported last sale price or closing price of the Common Stock on such market or exchange on the applicable measuring date, the high closing bid as reported on the "pink sheets" by the National Daily Quotation Bureau, Inc., or, if unavailable, the most recent last sale price, closing price or high bid price, as the case may be, available prior to the measuring date.

     7. ISSUANCE OF COMMON STOCK UPON EXERCISE. The Company, at its own expense, shall cause to be issued, within ten (10) days after exercise of this Series __ Warrant, a certificate or certificates in the name requested by the Warrant Holder of the number of Shares of Common Stock to which the Warrant Holder is entitled upon such exercise. All Shares of Common Stock or other securities delivered upon the exercise of this Series __ Warrant shall be validly issued, fully paid and non-assessable.

          Irrespective of the date of issuance and delivery of any Shares of Common Stock upon the exercise of this Series __ Warrant, each person in whose name any such certificate is to be issued will for all purposes be deemed to have become the holder of record of the Common Stock acquired on the date on which a duly executed notice of exercise of this Series __ Warrant and payment for the number of Shares exercised are received by the Company.

     8. REGISTRATION RIGHTS. The Company acknowledges and agrees that the Shares issuable upon exercise of this Warrant are subject to the terms of the Registration Rights Agreement.

     9. NO RIGHT AS STOCKHOLDER. The Warrant Holder is not, by virtue of his ownership of this Series __ Warrant, entitled to any rights whatsoever as a stockholder of the Company.

     10. ASSIGNMENT. This Series __ Warrant may not be assigned without providing the Company an opinion satisfactory to its counsel that an exemption from registration for the transfer exists.

     11. WARRANT AGREEMENT. The actual terms and conditions of this Series __ Warrant are contained in the Warrant Agreement, the terms and conditions of which are incorporated herein by this reference as if fully set forth herein and made a part hereof. To the extent of any conflict herewith, the terms and conditions of the Warrant Agreement shall apply.

     IN WITNESS WHEREOF, the Company has caused this Warrant certificate to be signed on its behalf by its President or Senior Vice President, his signature to be attested to by its Secretary, and its corporate seal to be hereunto affixed this __ day of ___, 1997.


                                    GDC GROUP, INC.
                                         on behalf of the Company
                                         and as Warrant Agent


                                    By: __________________________
                                         Harry Conger, President

Attest: _______________________
        James Muzzy, Secretary